Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

PURSUANT TO THE GENERAL DYNAMICS CORPORATION

2009 EQUITY COMPENSATION PLAN

This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into as of [DATE], (the “Grant Date”), by and between General Dynamics Corporation (the “Company”) and [NAME] (the “Grantee”).

WHEREAS, the Company sponsors the General Dynamics Corporation 2009 Equity Compensation Plan, as amended April 23, 2009 (the “Plan”), pursuant to which the Company may grant Restricted Stock Units; and

WHEREAS, the Company desires to grant to the Grantee an award of Restricted Stock Units.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

1. Number of RSUs. The Grantee is hereby granted [NUMBER] Restricted Stock Units (the “RSUs”), subject to the restrictions set forth herein. Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of the Company’s common stock (“Common Stock”), subject to certain restrictions and the terms and conditions contained in this Agreement.

2. Terms of RSUs. The RSUs will be subject to the following terms, conditions and restrictions:

(a) No Shareholder Rights. The RSUs do not entitle the Grantee to any rights of a shareholder of Common Stock, including dividends or voting rights.

(b) Scheduled Vesting Date. Except as may otherwise be provided in Section 3 below, the RSUs and the Dividend Equivalent RSUs (as defined below) that have been credited to the Grantee will vest on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the Grant Date occurs (the “Scheduled Vesting Date”) but only if the Grantee’s Termination Date (as defined below) has not occurred, and does not occur, prior to or on the Scheduled Vesting Date.

(c) Settlement of Awards. Settlement of the vested RSUs and Dividend Equivalent RSUs shall occur on, or no later than ninety (90) days following, the Scheduled Vesting Date; provided, however, that if within two (2) years following a Change in Control the Grantee’s service with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause or (ii) by the Grantee for Good Reason, then settlement of vested RSUs and Dividend Equivalent RSUs shall occur on, or no later than thirty (30) days following, the Termination Date. (The actual date of settlement is hereinafter referred to as the “Settlement Date”). The Company, in its sole discretion, may settle the vested RSUs and Dividend Equivalent RSUs by either (i) issuing to the Grantee or the Grantee’s personal representative a stock certificate representing one share of Common Stock for each RSU that has vested and one share of Common Stock for each Dividend Equivalent RSU that has vested or (ii) depositing in such Grantee’s or the Grantee’s personal representative’s brokerage account via electronic transfer, one share of Common Stock for each RSU that has vested and one share of Common Stock for each Dividend Equivalent RSU that has vested.

(d) Dividend Equivalents. Dividend equivalents will accrue on the RSUs during the period beginning on the Grant Date and ending on the Scheduled Vesting Date (the “Vesting Period”) and will be notionally credited in the form of additional RSUs (“Dividend Equivalent RSUs”) to the Grantee’s bookkeeping account. Dividend equivalents will also accrue on the Dividend Equivalent RSUs during the Vesting Period. The Company will round down to the nearest whole share in settling any Dividend Equivalent RSUs and no fractional shares will be issued. Dividend Equivalent RSUs will in all cases be subject to the same terms and conditions, including but not limited to those related to vesting, transferability, and payment, that apply to the RSUs.

(e) Transfer Restrictions. Neither the RSUs, the Dividend Equivalent RSUs, nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Grantee, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

(f) Incorporation of Plan by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement will have the definitions set forth in the Plan. The Committee will have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions will be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement. If there exists any inconsistency between the terms of this Agreement and the Plan, the terms contained in the Plan will govern. If there exists any inconsistency between the terms of the RSUs and Dividend Equivalent RSUs as provided for herein (including terms relating to the number of RSUs or Dividend Equivalent RSUs) and the terms as indicated in the records maintained by Company, the terms as indicated in the records of the Company will govern.

3. Termination of Employment or Service as a Director.

(a) General. In the event that (i) the Grantee ceases to be employed by the Company or ceases to be a director of the Company for any reason (the date of such cessation, the “Termination Date”) other than due to death, total and permanent disability, Retirement (as defined below), divestiture or discontinued operation of a Subsidiary or division with which the Grantee was associated, or lay-off, in each case prior to the Scheduled Vesting Date or (ii) the Grantee ceases to be employed by the Company on account of lay-off prior to December 31st of the calendar year in which the Grant Date occurs (the “Determination Date”), the RSUs and any Dividend Equivalent RSUs credited as of the Termination Date will be automatically forfeited by the Grantee as of the Termination Date. For purposes of this Agreement, the Termination Date will in all cases without exception (notwithstanding, for example, any failure under local labor laws) be deemed to occur as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). For purposes of this Agreement, “Retirement” means, (A) with respect to an employee who is not an elected officer of the Company on the Termination Date, the termination of employment after the attainment of age 55 with at least five (5) or more years of continuous service and (B) with respect to an employee who is an elected officer of the Company on the Termination Date, termination of employment after attaining age 55 with the consent of the Chief Executive Officer of the Company (or for the Chief Executive Officer, with the consent of the Committee).

(b) Certain Terminations. This Section 3(b) provides for special vesting rules in certain circumstances. For the avoidance of doubt, regardless of when the vesting event occurs, all RSUs and Dividend Equivalent RSUs that vest under this Section 3(b) will be settled in accordance with Section 2(c) on, or no later than ninety (90) days following, the Scheduled Vesting Date; provided, however, that if within two (2) years following a Change in Control the Grantee’s service with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause or (ii) by the Grantee for Good Reason, then the RSUs and Dividend Equivalent RSUs that vest under this Section 3(b) will be settled on, or no later than thirty (30) days following, the Termination Date.

(i) Prior to the Determination Date. In the event that the Grantee ceases to be employed by the Company or ceases to be a director of the Company due to total and permanent disability, Retirement, divestiture or discontinued operation of a Subsidiary or division with which the Grantee was associated, in each case prior to the Determination Date, then the award of RSUs will vest on the Termination Date with respect to a number of RSUs equal to the product of (A) the sum of (x) the total number of RSUs and (y) the total number of Dividend Equivalent RSUs that have been credited to the Grantee as of the Termination Date and (B) a fraction, the numerator of which will be the number of days from January 1 of the year in which the Grant Date occurs to the last day of the month in which the Termination Date occurs and the denominator of which will be 365, such product to be rounded down to the nearest whole share, and the remaining RSUs and Dividend Equivalent RSUs will be automatically forfeited by the Grantee as of the Termination Date.

(ii) On or After the Determination Date. In the event that the Grantee ceases to be employed by the Company or ceases to serve as a director of the Company due to total and permanent disability, Retirement, divestiture or discontinued operation of a Subsidiary or division with which the Grantee was associated, or lay-off, in each case, on or after the Determination Date and on or prior to the Scheduled Vesting Date, then RSUs and the Dividend Equivalent RSUs that have been credited as of the Termination Date will become immediately vested.

(c) Death. In the event of the Grantee’s death on or prior to the Scheduled Vesting Date, the RSUs and the Dividend Equivalent RSUs that have been credited as of the date of the Grantee’s death will become immediately vested.

(d) Change in Control. Notwithstanding the foregoing, in the event that within two (2) years following a Change in Control, the Grantee’s service with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause or (ii) by the Grantee for Good Reason, then the RSUs and the Dividend Equivalent RSUs that have been credited as of the Termination Date will become immediately vested.

(e) Harm. Notwithstanding anything to the contrary herein, all of the RSUs and Dividend Equivalent RSUs will be automatically forfeited by the Grantee if the Grantee causes Harm (as defined below) to the Company prior to the Settlement Date. For purposes of this Agreement, “Harm” includes, any actions that adversely affect the Company’s financial standing, reputation, or products, or any actions involving personal dishonesty, a felony conviction related to the Company, or any material violation of any confidentiality or non-competition agreement with the Company.

4. Tax Withholding. Regardless of any action the Company or the Grantee’s actual employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs and the Dividend Equivalent RSUs, including the grant of the RSUs and crediting of the Dividend Equivalent RSUs, the vesting of the RSUs and Dividend Equivalent RSUs, the settlement of the RSUs and Dividend Equivalent RSUs, and the subsequent sale of any shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs and Dividend Equivalent RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

Prior to the issuance of shares pursuant to this award of RSUs, the Grantee shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or Employer. In this regard, the Grantee authorizes the Company or the Employer to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation payable to the Grantee by the Company or the Employer. Alternatively, or in addition, if permissible under local law, the Company or the Employer may, in their sole discretion, (i) sell or arrange for the sale of shares of Common Stock to be issued on the settlement of the RSUs and/or the Dividend Equivalent RSUs to satisfy the withholding or payment on account obligation, and/or (ii) withhold from the shares to be delivered upon settlement of the RSUs and/or the Dividend Equivalent RSUs the amount of shares necessary to satisfy the minimum withholding amount (or such other rate that will not result in a negative accounting impact). The Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Grantee’s receipt of this award, the vesting of the RSUs and the Dividend Equivalent RSUs, or the settlement of the RSUs and the Dividend Equivalent RSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver shares pursuant to the RSUs and the Dividend Equivalent RSUs to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax-Related Items as described herein. If the Grantee fails to pay or make satisfactory arrangements to satisfy all withholding and payment on account obligations by the Settlement Date, then the RSUs and the Dividend Equivalent RSUs shall be forfeited.

5. Nature of Grant. In accepting the award of RSUs, the Grantee acknowledges that:

(a) the Plan is discretionary in nature and established voluntarily by the Company and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan, and the award of RSUs is at the sole discretion of the Company and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

(b) the RSUs and the Dividend Equivalent RSUs are not part of normal or expected compensation or salary for any purposes, including, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(c) nothing in the Plan or in this Agreement will confer upon the Grantee any right to continue in the employ of the Company nor interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without cause; and

(d) no claim or entitlement to compensation or damages arises from termination of the RSUs or Dividend Equivalent RSUs, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the RSUs, Dividend Equivalent RSUs, or shares received upon settlement of the RSUs or Dividend Equivalent RSUs resulting from termination of the Grantee’s employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

6. Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use, holding and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Employer, and the Parent and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon settlement of the RSUs and Dividend Equivalent RSUs. Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact his or her local human resources representative.

7. Miscellaneous.

(a) Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement will be valid unless the same is agreed to in writing by the parties hereto. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supercede all prior communications, representations and negotiations in respect thereof. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof. The Company reserves the right, however, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally alter or modify the awards to ensure all RSUs, Dividend Equivalent RSUs and the Agreements provided to Grantees are made in such a manner that either qualifies for exemption from or complies with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that the Company makes no representations that the RSUs and Dividend Equivalent RSUs will be exempt from or will comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the RSUs and Dividend Equivalent RSUs.

(b) Bound by Plan and Other Related Documents. By accepting the award of RSUs, the Grantee acknowledges that the Grantee has received a copy of the Plan and the General Dynamics Corporate Policy regarding insider trading compliance (the “Trading Policy”) and has had an opportunity to review the Plan and the Trading Policy and agrees to be bound by all the terms and provisions of the Plan and the Trading Policy.

(c) Successors. The terms of this Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and of the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(d) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Virginia, and agree that such litigation shall be conducted exclusively in the courts of Virginia or the federal courts for the Eastern District of Virginia.

(e) Section 409A Compliance. To the extent applicable, it is intended that the Plan and the Agreement comply with the requirements of Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Grantee shall not be considered to have terminated employment with the Company for purposes of this Agreement until Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following Grantee’s separation from service (or death, if earlier).

(f) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(g) Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.

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